Exhibit 99.1

GUILD HOLDINGS COMPANY REPORTS SECOND QUARTER 2025 RESULTS

•Originations of $7.5 Billion
•Net Revenue of $279.4 Million
•Net Income Attributable to Guild of $18.7 Million
•Adjusted Net Income of $41.4 Million
•Return on Average Equity of 6.2% and Adjusted Return on Average Equity of 13.7%
•Gain on Sale Margin on Originations of 329 bps
•89% of Loan Volume were Purchase Originations

SAN DIEGO, California – August 7, 2025 – Guild Holdings Company (NYSE: GHLD) (“Guild” or the “Company”), a growth-oriented mortgage company that employs a relationship-based loan sourcing strategy to execute on its mission of delivering the promise of homeownership, today announced results for the second quarter ended June 30, 2025.

“Our team delivered in the second quarter the strongest performance in many categories that we’ve reported in several years, despite a constrained and challenging market. These results showcase the power of the retail origination and servicing platform we’ve built and the exciting potential of our balanced business model,” said Terry Schmidt, Guild Chief Executive Officer. “In the second quarter, we delivered our best adjusted net income, adjusted EBITDA and adjusted return on average equity since 2021. In the origination segment, we delivered origination growth of 44% quarter-over-quarter and 15% year-over-year, with expense and profitability metrics improving to levels we last delivered in 2022. We look forward to further building our leading platform and completing our pending transaction with Bayview.”

Second Quarter 2025 Highlights	Total originations of $7.5 billion compared to $5.2 billion in first quarter 2025 and $6.5 billion in second quarter 2024
Originated 89% of closed loan origination volume from purchase business, compared to the Mortgage Bankers Association industry estimate of 67% for the same period
Net revenue of $279.4 million compared to $198.5 million in first quarter 2025 and $285.7 million in second quarter 2024
Net income attributable to Guild of $18.7 million compared to net loss of $23.9 million in first quarter 2025 and net income of $37.6 million in second quarter 2024
Servicing portfolio unpaid principal balance of $96.3 billion as of June 30, 2025, compared to $94.0 billion as of March 31, 2025 and $89.1 billion as of June 30, 2024

Adjusted net income and adjusted EBITDA totaled $41.4 million and $58.0 million, respectively, compared to $21.6 million and $36.4 million, respectively, in first quarter 2025 and $30.7 million and $41.6 million, respectively, in second quarter 2024

Return on average equity of 6.2% and adjusted return on average equity of 13.7%, compared to (7.8%) and 7.0%, respectively, in first quarter 2025 and 12.3% and 10.1%, respectively, in second quarter 2024

Second Quarter Summary
Please refer to “Key Performance Indicators” and “GAAP to Non-GAAP Reconciliations” elsewhere in this release for a description of the key performance indicators and definitions of the non-GAAP measures and reconciliations to the nearest comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

($ amounts in millions, except per share amounts)	2Q'25	1Q'25	2Q'24	YTD'25	YTD'24
Total originations	$7,474.8	$5,204.6	$6,525.9	$12,679.4	$10,378.4
Gain on sale margin on originations (bps)	329	376	326	349	340
Gain on sale margin on pull-through adjusted locked volume (bps)	315	316	315	315	305
UPB of servicing portfolio (period end)	$96,275.8	$94,005.7	$89,092.9	$96,275.8	$89,092.9
Net revenue	$279.4	$198.5	$285.7	$477.9	$517.5
Total expenses	$258.9	$230.1	$241.2	$489.0	$434.4
Net income (loss) attributable to Guild	$18.7	($23.9)	$37.6	($5.2)	$66.1
Return on average equity	6.2%	(7.8%)	12.3%	(0.8%)	11.0%
Adjusted net income	$41.4	$21.6	$30.7	$63.1	$38.8
Adjusted EBITDA	$58.0	$36.4	$41.6	$94.4	$57.5
Adjusted return on average equity	13.7%	7.0%	10.1%	10.2%	6.4%
Earnings (loss) per share—Basic	$0.30	($0.39)	$0.61	($0.08)	$1.08
Earnings (loss) per share—Diluted	$0.30	($0.39)	$0.60	($0.08)	$1.06
Adjusted earnings per share—Basic	$0.67	$0.35	$0.50	$1.02	$0.63
Adjusted earnings per share—Diluted	$0.66	$0.35	$0.49	$1.01	$0.62
Origination Segment Results
Origination segment net income was $23.4 million in second quarter 2025 compared to net loss of $2.9 million in first quarter 2025 and net loss of $3.1 million in second quarter 2024. The positive results in the origination segment is a reflection of the success of our strategic focus on growth and efficiency. Gain on sale margins on originations decreased 47 bps quarter-over-quarter and increased 3 bps year-over-year to 329 bps. The quarter over quarter change is primarily timing driven and in line with historical quarterly movement. Gain on sale margins on pull-through adjusted locked volume decreased 1 bps quarter-over-quarter to 315 bps, remaining flat year-over-year. Total pull-through adjusted locked volume was $7.5 billion compared to $5.9 billion in first quarter 2025 and $6.5 billion in second quarter 2024.

($ amounts in millions)	2Q'25	1Q'25	2Q'24	YTD'25	YTD'24
Total originations	$7,474.8	$5,204.6	$6,525.9	$12,679.4	$10,378.4
Total origination units (000’s)	21.4	15.3	19.2	36.7	31.1
Net revenue	$242.5	$190.6	$208.8	$433.1	$346.7
Total expenses	$219.2	$193.5	$211.9	$412.6	$374.0
Net income (loss) allocated to origination	$23.4	($2.9)	($3.1)	$20.5	($27.3)

Servicing Segment Results
Servicing segment net income was $27.3 million in the second quarter 2025 compared to net loss of $4.6 million in first quarter 2025 and net income of $69.5 million in second quarter 2024. The Company retained mortgage servicing rights (“MSRs”) for 61% of total loans sold in the second quarter 2025.

In second quarter 2025, valuation adjustments with respect to the Company’s MSRs totaled a loss of $41.3 million, compared to a loss of $69.9 million in first quarter 2025 and gain of $2.1 million in second quarter 2024, reflecting the interest rate volatility experienced in the second quarter. Guild’s refinance recapture rate in the first quarter was strong at 37%, and purchase recapture rate was 27% in second quarter 2025, which aligns with the Company’s focus on customer service and its customer-for-life strategy.

($ amounts in millions)	2Q'25	1Q'25	2Q'24	YTD'25	YTD'24
UPB of servicing portfolio (period end)	$96,275.8	$94,005.7	$89,092.9	$96,275.8	$89,092.9
# Loans serviced (000’s) (period end)	381	373	358	381	358
Loan servicing and other fees	$72.7	$72.8	$67.7	$145.5	$133.5
Valuation adjustment of MSRs	($41.3)	($69.9)	$2.1	($111.2)	$22.9
Net revenue	$43.3	$13.0	$81.4	$56.3	$178.9
Total expenses	$16.0	$17.5	$11.9	$33.5	$25.4
Net income (loss) allocated to servicing	$27.3	($4.6)	$69.5	$22.8	$153.5
Share Repurchase Program and Dividends
During the three months ended June 30, 2025, the Company repurchased and subsequently retired 61,221 shares of Guild's Class A common stock at an average purchase price of $13.24 per share. On June 18, 2025, the plan terminated in connection with an Agreement and Plan of Merger dated June 17, 2025 (the “Merger Agreement”) by and among the Company, Gulf MSR HoldCo, LLC, a Delaware limited liability company (the “Parent”), a fund managed by Bayview Asset Management, LLC, and Gulf MSR Merger Sub Corporation (the “Merger Sub”), pursuant to which, subject to the terms and conditions of the Merger Agreement, the Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of the Parent.

On August 6, 2025, the Company's Board of Directors declared a special cash dividend of $0.25 per share on the Company’s Class A common stock and Class B common stock, payable on September 2, 2025, to stockholders of record at the close of business on August 18, 2025.

Balance Sheet and Liquidity Highlights
The Company’s cash and cash equivalents were $107.4 million as of June 30, 2025. The Company’s unutilized loan funding capacity was $1.1 billion based on total facility size and borrowing limitations, while the unutilized MSR lines of credit were $315.0 million, based on total committed amounts and borrowing base limitations. The Company’s leverage ratio was 2.0x, defined as recourse debt divided by tangible stockholders’ equity.

(in millions, except per share amounts)	June 30, 2025	December 31, 2024
Cash and cash equivalents	$107.4	$118.2
Mortgage servicing rights, at fair value	$1,303.6	$1,343.8
Warehouse lines of credit, net	$1,670.3	$1,414.6
Notes payable, net	$318.5	$300.0
Total stockholders’ equity	$1,218.1	$1,254.0

Tangible net book value per share(1)	$16.01	$16.59
_________________
(1)See “GAAP to Non-GAAP Reconciliations” for a description of this non-GAAP measure and reconciliation to the nearest comparable financial measures calculated and presented in accordance with GAAP.

Webcast and Conference Call
Due to the pending Merger pursuant to the Merger Agreement by and among the Company, the Parent, and the Merger Sub, the Company will not host a conference call in conjunction with this quarterly earnings release. For more information on the pending Merger, visit https://ir.guildmortgage.com/.
About Guild Holdings Company
Guild Mortgage Company, a wholly owned subsidiary of Guild Holdings Company (NYSE: GHLD), was founded in 1960 and is a nationally recognized independent mortgage lender providing residential mortgage products and local in-house origination and servicing. Guild employs a relationship-based loan sourcing strategy to execute on its mission of delivering the promise of homeownership in neighborhoods and communities across 49 states and the District of Columbia. Guild’s highly trained loan professionals are experienced in government-sponsored programs such as FHA, VA, USDA, down payment assistance programs and other specialized loan programs. For more information visit https://www.guildmortgage.com/.

Contacts
Investors: investors@guildmortgage.net 858-956-5130 Media: Melissa Rue Nuffer, Smith, Tucker mkr@nstpr.com 619-296-0605 Ext. 247

Forward-Looking Statements
This press release and a related presentation by management of Guild Holdings Company (the “Company”) contains forward-looking statements, including statements about the Company’s growth strategies, the Company’s future revenue, operating performance or capital position, ongoing pursuit of growth opportunities and growth strategies, expectations regarding home sales and mortgage activity, the impact of future interest rate environments and any other statements that are not historical facts. These forward-looking statements reflect our current expectations and judgments about future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature.

Important factors that could cause our actual results or actual events to differ materially from those expressed in or implied by forward-looking statements include, but are not limited to, the following: any disruptions in the secondary home loan market and their effects on our ability to sell the loans that we originate at attractive pricing; any changes in macroeconomic and U.S. residential real estate market conditions; significant changes to the size, structure, powers, and operations of the federal government and uncertainties regarding the potential for future changes, could cause disruptions to the regulatory environment in which we operate and could adversely impact our business and results of operations; changes in economic conditions, including as a result of macroeconomic policy changes by the U.S. government, may adversely impact our business, financial condition and results of operations; any changes in certain U.S. government-sponsored entities and government agencies, and any organizational or pricing changes in these entities, their guidelines or their current roles; any changes in prevailing interest rates or U.S. monetary policies; the effects of any termination of our servicing rights; we depend on our loan funding facilities to fund mortgage loans and otherwise operate our business; the effects of our existing and future indebtedness on our liquidity and our ability to operate our business; any disruption in the technology that supports our origination and servicing platform; our failure to identify, develop and integrate acquisitions of other companies or technologies; pressure from existing and new competitors; any failure to maintain or grow our historical referral relationships with our referral partners; any delays in recovering service advances; any failure to adapt to and implement technological changes; any cybersecurity breaches or other vulnerability involving our computer systems or those of certain of our third-party service providers; our inability to secure additional capital, if needed, to operate and grow our business; the impact of operational risks, including employee or consumer fraud, the obligation to repurchase sold loans in the event of a documentation error, and data processing system failures and errors; any repurchase or indemnification obligations caused by the failure of the loans that we originate to meet certain criteria or characteristics; the seasonality of the mortgage origination industry; any non-compliance with or substantial changes to the complex laws and regulations governing our mortgage loan origination and servicing activities; material changes to the laws, regulations or practices applicable to reverse mortgage programs; our control by, and any conflicts of interest with, McCarthy Capital Mortgage Investors, LLC; our dependence, as a holding company, upon distributions from Guild Mortgage Company LLC to meet our obligations; the expected timing and likelihood of completion of the pending Merger; the timing, receipt and terms and conditions of any required governmental approvals of the pending Merger that may impose materially burdensome or adverse regulatory conditions, delay the Merger or cause the parties to abandon the Merger; potential legal proceedings that may be instituted against the Company following announcement of the Merger; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the risk that the parties may not be able to satisfy the conditions to the pending Merger in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the pending Merger; the risk that any announcements relating to the pending Merger could have adverse effects on the market price of the Company’s common stock; and the risk that the pending Merger and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, agents or business counterparties, and on its operating results and businesses generally; and the other risks set forth under Item IA. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, as well as other filings the Company may make from time to time with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as otherwise required by law, we undertake no obligation to update any forward-looking statement made in this press release or any related presentation by Company management.

Non-GAAP Financial Measures
To supplement our financial statements presented in accordance with GAAP and to provide investors with additional information regarding our GAAP financial results, we disclose certain financial measures for our consolidated and operating segment results on both a GAAP and a non-GAAP (adjusted) basis. The non-GAAP financial measures disclosed should be viewed in addition to, and not as an alternative to, results prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Adjusted net income. Net income (loss) is the most directly comparable financial measure calculated and presented in accordance with GAAP for adjusted net income, a non-GAAP measure. We define adjusted net income as earnings or loss attributable to Guild excluding (i) the change in the fair value measurements related to our MSRs due to changes in model inputs and assumptions, (ii) change in the fair value of contingent liabilities related to completed acquisitions, net of change in the fair value of notes receivable related to acquisitions, (iii) amortization of acquired intangible assets, (iv) stock-based compensation and (v) merger-related expenses. We exclude these items because we believe they are non-cash and / or expenses that are not reflective of our core operations or indicative of our ongoing operations. Adjusted net income is also adjusted by applying an estimated effective tax rate to these adjustments. We exclude the change in the fair value of MSRs, a non-cash, non-realized adjustment to net revenues, from adjusted net income and adjusted EBITDA below because it is not indicative of our operating performance or results of operations. The change in fair value of MSRs is due to changes in model inputs and assumptions such as prepayment speed, discount rate, cost to service assumptions and other factors that impact the carrying value of our MSRs from period to period. Merger-related expenses relate to the previously announced proposed Merger between the Company, the Parent and the Merger Sub pursuant to the Merger Agreement and includes direct transaction costs for external advisory, legal and other professional services.

Adjusted earnings per share—Basic and Diluted. Earnings per share is the most directly comparable financial measure calculated and presented in accordance with GAAP for adjusted earnings per share, a non-GAAP measure. We define adjusted earnings per share as our adjusted net income divided by the basic and diluted weighted average shares outstanding of our Class A and Class B common stock. Diluted weighted average shares outstanding is adjusted to include potential shares of Class A common stock related to unvested restricted stock grants that were excluded from the calculation of GAAP diluted loss per share because they were anti-dilutive due to the net loss, when applicable.

Adjusted EBITDA. Net income (loss) is the most directly comparable financial measure calculated and presented in accordance with GAAP for adjusted EBITDA, a non-GAAP measure. We define adjusted EBITDA as earnings before (i) interest expense on non-funding debt (without adjustment for net warehouse interest related to loan fundings and payoff interest related to loan prepayments), (ii) taxes, (iii) depreciation and amortization and (iv) net income attributable to the non-controlling interests and excluding (v) any change in the fair value measurements of our MSRs due to valuation assumptions, (vi) change in the fair value of contingent liabilities related to completed acquisitions, net of change in the fair value of notes receivable related to acquisitions, (vii) stock-based compensation and (viii) merger-related expenses. We exclude these items because we believe they are not reflective of our core operations or indicative of our ongoing operations.

Adjusted return on average equity. Return on average equity is the most directly comparable financial measure calculated and presented in accordance with GAAP for adjusted return on average equity, a non-GAAP measure. We define adjusted return on average equity as annualized adjusted net income as a percentage of average beginning and ending stockholders’ equity during the period.
Tangible net book value per share. Book value per share is the most directly comparable financial measure calculated and presented in accordance with GAAP for tangible net book value per share, a non-GAAP measure. We define tangible net book value per share as total stockholders’ equity attributable to Guild, less goodwill and intangible assets, net divided by the total shares of our Class A and Class B common stock outstanding.
We use these non-GAAP financial measures (other than tangible net book value per share) to evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. These non-GAAP financial measures are designed to evaluate operating results exclusive of fair value and other adjustments that are not indicative of our business’s operating performance. Accordingly, we believe that these financial measures provide useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects. In addition, management uses the non-GAAP financial measure of tangible net book value per share to evaluate the adequacy of our stockholders’ equity and assess our capital position to make capital allocation decisions. We believe tangible net book value provides useful information to investors in assessing the strength of our financial position.
For more information on these non-GAAP financial measures, please see the “GAAP to Non-GAAP Reconciliations” included at the end of this release.

Condensed Consolidated Balance Sheets
(unaudited)

(in thousands, except share and per share amounts)	Jun 30, 2025	Dec 31, 2024
Assets
Cash and cash equivalents	$107,364	$118,203
Restricted cash	7,066	6,853
Mortgage loans held for sale, at fair value	1,821,187	1,523,447
Reverse mortgage loans held for investment, at fair value	516,899	451,704
Ginnie Mae loans subject to repurchase right	753,707	807,283
Mortgage servicing rights, at fair value	1,303,599	1,343,829
Advances, net	61,001	85,523
Property and equipment, net	21,533	19,032
Right-of-use assets	59,987	67,139
Goodwill and intangible assets, net	221,535	225,994
Other assets	159,677	119,296
Total assets	$5,033,555	$4,768,303
Liabilities and stockholders’ equity
Warehouse lines of credit, net	$1,670,303	$1,414,563
Home Equity Conversion Mortgage-Backed Securities (“HMBS”) related borrowings	494,156	425,979
Ginnie Mae loans subject to repurchase right	763,922	817,271
Notes payable, net	318,489	300,000
Accounts payable and accrued expenses	103,863	92,401
Operating lease liabilities	69,415	76,980
Deferred tax liabilities	241,491	251,440
Other liabilities	153,818	135,659
Total liabilities	3,815,457	3,514,293
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.01 par value; 250,000,000 shares authorized; 21,903,383 and 21,592,992 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	219	216
Class B convertible common stock, $0.01 par value; 100,000,000 shares authorized; 40,333,019 shares issued and outstanding at June 30, 2025 and December 31, 2024	403	403
Additional paid-in capital	52,876	51,996
Retained earnings	1,164,173	1,200,908
Non-controlling interests	427	487
Total stockholders' equity	1,218,098	1,254,010
Total liabilities and stockholders’ equity	$5,033,555	$4,768,303

Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended			Six Months Ended
(in thousands, except per share amounts)	Jun 30, 2025	Mar 31, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Revenue
Loan origination fees and gain on sale of loans, net	$236,001	$185,213	$205,848	$421,214	$339,908
Gain on reverse mortgage loans held for investment and HMBS-related borrowings, net	2,591	2,915	2,134	5,506	5,364
Loan servicing and other fees	72,745	72,751	67,709	145,496	133,497
Valuation adjustment of mortgage servicing rights	(41,313)	(69,936)	2,134	(111,249)	22,912
Interest income	38,714	29,094	36,219	67,808	60,947
Interest expense	(28,963)	(22,079)	(28,647)	(51,042)	(45,188)
Other (expense) income, net	(330)	528	288	198	27
Net revenue	279,445	198,486	285,685	477,931	517,467
Expenses
Salaries, incentive compensation and benefits	202,838	173,212	188,938	376,050	329,005
General and administrative	31,426	29,153	28,398	60,579	57,609
Occupancy, equipment and communication	19,913	21,720	20,348	41,633	40,163
Depreciation and amortization	3,611	3,647	3,970	7,258	7,724
Provision for (reversal of) foreclosure losses	1,115	2,378	(496)	3,493	(104)
Total expenses	258,903	230,110	241,158	489,013	434,397
Income (loss) before income taxes	20,542	(31,624)	44,527	(11,082)	83,070
Income tax expense (benefit)	1,879	(7,665)	6,936	(5,786)	17,079
Net income (loss)	18,663	(23,959)	37,591	(5,296)	65,991
Net income (loss) attributable to non-controlling interests	2	(62)	8	(60)	(90)
Net income (loss) attributable to Guild	$18,661	$(23,897)	$37,583	$(5,236)	$66,081

Earnings (loss) per share attributable to Class A and Class B common stock:
Basic	$0.30	$(0.39)	$0.61	$(0.08)	$1.08
Diluted	$0.30	$(0.39)	$0.60	$(0.08)	$1.06
Weighted average shares outstanding of Class A and Class B common stock:
Basic	62,168	61,909	61,337	62,039	61,223
Diluted	62,622	61,909	62,393	62,039	62,275

Key Performance Indicators

Management reviews several key performance indicators and metrics to evaluate our business results, measure our performance and identify trends to inform our business decisions. Summary data for these key performance indicators and metrics is listed below.

	Three Months Ended			Six Months Ended
($ and units in thousands)	Jun 30, 2025	Mar 31, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Origination Data
Total originations(1)	$7,474,794	$5,204,565	$6,525,898	$12,679,359	$10,378,437
Total originations (units)(2)	21.4	15.3	19.2	36.7	31.1
Total loans sold(3)	$6,813,533	$5,191,405	$5,787,327	$12,004,938	$9,345,646
Gain on sale margin (bps)(4)	329	376	326	349	340
Pull-through adjusted locked volume(5)	$7,488,520	$5,862,835	$6,528,825	$13,377,470	$11,147,028
Gain on sale margin on pull-through adjusted locked volume (bps)(6)	315	316	315	315	305
Purchase recapture rate(7)	27%	26%	27%	27%	27%
Refinance recapture rate(7)	37%	31%	22%	35%	25%
Purchase origination %	89%	88%	92%	88%	92%
Servicing Data
UPB (period end)(8)	$96,275,766	$94,005,693	$89,092,933	$96,275,766	$89,092,933
Loans serviced (period end)(9)	381	373	358	381	358
_________________
(1)Total originations includes retail forward and reverse, brokered, wholesale and correspondent loans.
(2)Total origination units excludes second lien mortgages originated at the same time as the first mortgage or shortly thereafter.
(3)Represents the UPB of forward loans sold and reverse loans securitized.
(4)Represents loan origination fees and gain on sale of loans, net plus gain on reverse mortgage loans held for investment and HMBS-related borrowings, net divided by total originations, excluding brokered and wholesale loans, to derive basis points.
(5)Pull-through adjusted locked volume is equal to total locked volume, which excludes reverse loans, multiplied by pull-through rates of 90.2%, 89.8% and 88.0% as of June 30, 2025, March 31, 2025 and June 30, 2024, respectively. We estimate the pull-through rate based on changes in pricing and actual borrower behavior using a historical analysis of loan closing data and “fallout” data with respect to the number of commitments that have historically remained unexercised.
(6)Represents loan origination fees and gain on sale of loans, net divided by pull-through adjusted locked volume.
(7)Purchase recapture rate is calculated as the ratio of (i) UPB of our clients that originated a new mortgage with us for the purchase of a home in a given period, to (ii) total UPB of our clients that paid off their existing mortgage as a result of selling their home in a given period. Refinance recapture rate is calculated as the ratio of (i) UPB of our clients that originated a new mortgage loan for the purpose of refinancing an existing mortgage with us in a given period, to (ii) total UPB of our clients that paid off their existing mortgage as a result of refinancing their home in the same period. These calculations exclude clients to whom we did not actively market due to contractual prohibitions or other business reasons.
(8)Excludes subserviced forward and reverse mortgage loans, which had UPB of $0.5 billion, $1.9 billion and $2.0 billion as of June 30, 2025, March 31, 2025 and June 30, 2024, respectively, and includes loans held for sale and pending service release loans of $2.1 billion, $1.5 billion and $1.9 billion, respectively.
(9)Includes loans held for sale and pending service release loans, which had period end number of loans serviced of approximately 7 thousand, 6 thousand and 7 thousand as of June 30, 2025, March 31, 2025, and June 30, 2024, respectively.

GAAP to Non-GAAP Reconciliations
Reconciliation of Net Income (Loss) to Adjusted Net Income and Earnings (Loss) Per Share to Adjusted Earnings Per Share
(unaudited)

	Three Months Ended			Six Months Ended
(in millions, except per share amounts)	Jun 30, 2025	Mar 31, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Net income (loss) attributable to Guild	$18.7	$(23.9)	$37.6	$(5.2)	$66.1
Add adjustments:
Change in fair value of MSRs due to model inputs and assumption	19.5	55.0	(20.6)	74.5	(53.5)
Change in fair value of contingent liabilities and notes receivable due to acquisitions, net	2.1	2.0	6.3	4.1	7.4
Amortization of acquired intangible assets	2.2	2.2	2.4	4.5	4.6
Stock-based compensation	1.8	1.6	2.7	3.4	4.8
Merger-related expenses	4.4	—	—	4.4	—
Tax impact of adjustments(1)	(7.2)	(15.3)	2.4	(22.5)	9.4
Adjusted net income	$41.4	$21.6	$30.7	$63.1	$38.8
Weighted average shares outstanding of Class A and Class B common stock:
Basic	62.2	61.9	61.3	62.0	61.2
Diluted	62.6	61.9	62.4	62.0	62.3
Adjusted diluted(2)	62.6	62.4	62.4	62.5	62.3

Earnings (loss) per share—Basic	$0.30	$(0.39)	$0.61	$(0.08)	$1.08
Earnings (loss) per share—Diluted	$0.30	$(0.39)	$0.60	$(0.08)	$1.06
Adjusted earnings per share—Basic	$0.67	$0.35	$0.50	$1.02	$0.63
Adjusted earnings per share—Diluted	$0.66	$0.35	$0.49	$1.01	$0.62
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Amounts may not foot due to rounding
(1)Calculated using the estimated effective tax rate of 24.0%, 25.2%, 25.9%, 24.8% and 25.6% for the three months ended June 30, 2025, March 31, 2025 and June 30, 2024 and the six months ended June 30, 2025 and 2024, respectively.
(2)Adjusted diluted weighted average shares outstanding of Class A and Class B common stock for the three months ended March 31, 2025 and the six months ended June 30, 2025 includes 0.5 million potential shares of Class A common stock related to unvested restricted stock grants that were excluded from the calculation of GAAP diluted loss per share because they were anti-dilutive. There were no adjustments for the three months ended June 30, 2025 or the three and six months ended June 30, 2024.

Reconciliation of Net Income (Loss) to Adjusted EBITDA
(unaudited)

	Three Months Ended			Six Months Ended
(in millions)	Jun 30, 2025	Mar 31, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Net income (loss)	$18.7	$(24.0)	$37.6	$(5.3)	$66.0
Add adjustments:
Interest expense on non-funding debt	6.1	5.7	4.7	11.9	8.0
Income tax expense (benefit)	1.9	(7.7)	6.9	(5.8)	17.1
Depreciation and amortization	3.6	3.6	4.0	7.3	7.7
Change in fair value of MSRs due to model inputs and assumptions	19.5	55.0	(20.6)	74.5	(53.5)
Change in fair value of contingent liabilities and notes receivable due to acquisitions, net	2.1	2.0	6.3	4.1	7.4
Stock-based compensation	1.8	1.6	2.7	3.4	4.8
Merger-related expenses	4.4	—	—	4.4	—
Adjusted EBITDA	$58.0	$36.4	$41.6	$94.4	$57.5
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Amounts may not foot due to rounding
Reconciliation of Return on Average Equity to Adjusted Return on Average Equity
(unaudited)

	Three Months Ended			Six Months Ended
($ in millions)	Jun 30, 2025	Mar 31, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Income Statement Data:
Net income (loss) attributable to Guild	$18.7	$(23.9)	$37.6	$(5.2)	$66.1
Adjusted net income	$41.4	$21.6	$30.7	$63.1	$38.8

Average stockholders’ equity	$1,209.2	$1,227.1	$1,218.3	$1,236.1	$1,203.0
Return on average equity	6.2%	(7.8%)	12.3%	(0.8%)	11.0%
Adjusted return on average equity	13.7%	7.0%	10.1%	10.2%	6.4%

Reconciliation of Book Value Per Share to Tangible Net Book Value Per Share
(unaudited)

(in millions, except per share amounts)	Jun 30, 2025	Dec 31, 2024
Total stockholders' equity	$1,218.1	$1,254.0
Less: non-controlling interests	0.4	0.5
Total stockholders' equity attributable to Guild	$1,217.7	$1,253.5
Adjustments:
Goodwill	(198.7)	(198.7)
Intangible assets, net	(22.8)	(27.3)
Tangible common equity	$996.1	$1,027.5

Ending shares of Class A and Class B common stock outstanding	62.2	61.9

Book value per share	$19.57	$20.24
Tangible net book value per share(1)	$16.01	$16.59
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Amounts may not foot due to rounding
(1)Tangible net book value per share uses the same denominator as book value per share.